For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS 33% INCREASE IN NET INCOME AND EPS

CHICAGO (October 31, 2007) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the third quarter ended September 30, 2007. Highlights of third quarter continuing operations include:

•	Surgical facilities net revenue increased 24% to $27,626,000
•	Total net revenue increased 20% to $33,390,000
•	Operating income increased 27% to $7,898,000
•	Net income increased 33% to $1,914,000
•	Earnings per share increased 33% to $0.08
•	Cash flow from operations was $5,230,000
•	Total surgical procedures increased 27% to 33,602
•	Same-facility net revenue growth was flat

For the third quarter ended September 30, 2007, total net revenue was $33,390,000, up 20% from $27,774,000 in the prior year third quarter. Net revenue from surgical facilities was $27,626,000, up 24% from $22,249,000 in the prior year third quarter. This revenue increase was primarily due to a 27% increase in total surgical procedures performed in the third quarter of 2007 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue and procedures were flat with the prior year third quarter. Product sales and other revenue was $5,764,000 in the third quarter of 2007, up 4% from $5,525,000 in the prior year third quarter.

Operating income in the third quarter of 2007 increased 27% to $7,898,000, or 24% of net revenue, from $6,212,000, or 22% of net revenue, in the same period last year. Net interest expense in the third quarter of 2007 increased 20% to $1,009,000, compared to the same period last year, but decreased 31% from the second quarter of 2007 due to the interest savings associated with the recently completed $75,000,000 convertible note financing. Net income and earnings per share from continuing operations in the third quarter of 2007 were $1,914,000 and $0.08 per diluted share, both up 33% from $1,438,000 and $0.06 per diluted share, in the prior year third quarter. Net cash provided by continuing operations was $5,230,000, or 2.7 times net income, and up 63% over the prior year third quarter.

For the nine months ended September 30, 2007, total net revenue was $97,259,000, up 23% from $78,731,000 for the first nine months last year. Net revenue from surgical facilities was $79,615,000, up 30% from $61,219,000 for the first nine months last year. This revenue increase was primarily due to a 32% increase in total surgical procedures performed in the first nine months of 2007 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 6% over the comparable period in 2006. Product sales and other revenue was $17,644,000 for the nine months ended September 30, 2007 compared to $17,512,000 in the same period last year.

Operating income for the first nine months of 2007 increased 33% to $22,684,000, or 23% of net revenue, from $17,046,000, or 22% of net revenue, in the same period last year. Net interest expense in the first nine months of 2007 increased 112% to $3,794,000, compared to the same period last year, due to higher borrowing costs and an increase in outstanding borrowings to fund the acquisition of surgery centers. Net income from continuing operations for the first nine months of 2007 was $4,878,000, or $0.19 per diluted share, compared to $4,458,000, or $0.18 per diluted share, in the same period last year. Net cash provided by continuing operations was $10,878,000, or 2.2 times net income.

Commenting on the third quarter results, Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, said, “We are pleased with the growth in our total revenue and net income, our strong cash flow and the continuing improvement in our operating income margin. We were able to achieve 33% growth in earnings per share in spite of flat same-facility revenues. Our same-facility revenues in the third quarter were impacted by a weak September and very strong results in the prior year third quarter.”

“We believe that it is important to highlight our significant cash flow from operations of over $5.2 million in the third quarter and almost $10.9 million for the nine months ending September 30, 2007,” added Mr. Hall. “Increasing cash flow improves our balance sheet and means more of our acquired growth can be funded internally. This cash flow and approximately $100 million available under our credit facility positions us well to continue to fund our growth strategy.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 38 surgery centers located in 18 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, October 31, 2007. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through November 30, 2007.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2006 Form 10-K filed on March 16, 2007. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenue:
Surgical facilities	$27,626	$22,249	$79,615	$61,219
Product sales and other	5,764	5,525	17,644	17,512
Total net revenue	33,390	27,774	97,259	78,731

Operating expenses:
Salaries, wages and benefits	10,339	8,803	30,507	25,420
Cost of sales and medical supplies	7,844	6,614	22,776	19,167
Selling, general and administrative	6,247	5,394	18,316	14,879
Depreciation and amortization	1,062	751	2,976	2,219
Total operating expenses	25,492	21,562	74,575	61,685

Operating income	7,898	6,212	22,684	17,046

Interest (income) expense, net	1,009	838	3,794	1,788
Minority interest	3,820	3,124	11,087	8,167
Loss (earnings) of nonconsolidated affiliate	24	9	58	(22)
Gain on sale of minority interests	-	(92)	(79)	(102)
Other (income) expense, net	(93)	(63)	(173)	(215)
Income before income taxes	3,138	2,396	7,997	7,430
Income tax provision	1,224	958	3,119	2,972

Net income from continuing operations	1,914	1,438	4,878	4,458
Net income from discontinued operations	-	37	-	37
Net income	$1,914	$1,475	$4,878	$4,495

Earnings per common share - diluted:
Earnings from continuing operations	$0.08	$0.06	$0.19	$0.18
Earnings from discontinued operations	-	-	-	-
Net earnings per diluted share	$0.08	$0.06	$0.19	$0.18

Shares used in computing diluted earnings per share	25,083	24,950	25,164	24,781

Selected Operating Data:

ASCs operated at end of period	38	33	38	33
Procedures performed during the period	33,602	26,403	98,117	74,359
Cash flow provided by operating activities	$5,230	$3,202	$10,878	$9,543
Cash flow used in investing activities	$(244)	$(20,838)	$(34,329)	$(42,015)
Cash flow (used in) provided by financing activities	$(688)	$17,330	$27,669	$32,202

	September 30,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$6,961	$2,743
Accounts receivable, net	20,278	17,278
Working capital	19,630	10,240
Total assets	205,723	160,547
Long-term debt	101,546	61,227
Minority interest	15,414	14,296
Stockholders' equity	74,316	68,116